EDISON INTERNATIONAL



                                       TO

                              THE BANK OF NEW YORK,
                                   AS TRUSTEE



                          SUPPLEMENTAL INDENTURE NO. 2



                            Dated as of July 18, 2000



                                  $250,000,000

                          Floating Rate Notes Due 2001








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                              EDISON INTERNATIONAL

                                  $250,000,000

                          Floating Rate Notes Due 2001

                          SUPPLEMENTAL INDENTURE NO. 2

   SUPPLEMENTAL INDENTURE No. 2, dated as of July 18, 2000, between Edison International, a California corporation (the "Corporation"), and The Bank of New York, a New York banking corporation, as successor Trustee (the "Trustee") to Harris Trust and Savings Bank, an Illinois banking corporation.

                                    RECITALS

   The Corporation and the Trustee are parties to a Senior Indenture, dated as of September 28, 1999, as amended and supplemented (the "Senior Indenture"), providing for the issuance from time to time of series of the Corporation's Securities.

   Section 301 of the Senior Indenture provides for various matters with respect to any series of Securities issued under the Senior Indenture to be established in an indenture supplemental to the Senior Indenture.

   Section 901 of the Senior Indenture provides for the Corporation and the Trustee to enter into an indenture supplemental to the Senior Indenture to establish the form or terms of Securities of any series as provided by Sections 201 or 301 of the Senior Indenture.

   For and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Securities of such series, as follows:

                                   ARTICLE 1.
                       RELATION TO INDENTURE; DEFINITIONS

   Section 1.1 This Supplemental Indenture No. 2 constitutes an integral part of the Senior Indenture.

   Section 1.2 For all purposes of this Supplemental Indenture No. 2, except as otherwise expressly provided or unless the context otherwise requires:

   (A) capitalized terms used herein without definition will have the meanings specified in the Senior Indenture;

   (B) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;


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   (C) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

   (D) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles, and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted in the United States of America;

   (E) unless the context otherwise requires, any reference to an "Article" or a "Section" refers to an Article or a Section, as the case may be, of this Supplemental Indenture No. 2; and

   (F) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Supplemental Indenture No. 2 as a whole and not to any particular Article, Section or other subdivision.

   (G) Specific Definitions:

          (1) "Calculation Agent" means the Trustee or its successor appointed by the Corporation, acting as calculation agent.

          (2) "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

          (3)  "Interest Payment Date" shall have the meaning specified in
               Section 2.4 hereof.

          (4) "Interest Period" means the period commencing on an Interest Payment Date for the Notes (or commencing on the issue date for the Notes, if no interest has been paid or duly made available for payment since that date) and ending on the day before the next succeeding Interest Payment Date for the Notes.

          (5) "LIBOR" for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having an index maturity of one month for a period commencing on the second London Business Day immediately following the Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m. London time on the Interest Determination Date (the "Reported Rate").


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          (6)  "London Business Day" means a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

          (7)  "Notes" shall have the meaning specified in Section 2.1 hereof.

          (8) "Regular Record Date" means, for the interest payable on any Interest Payment Date, the date which is fifteen days immediately prior to such Interest Payment Date (whether or not a Business
               Day).

          (9) "Telerate Page 3750" means the display designated on page 3750 on Dow Jones Markets Limited (or such other page as may replace the 3750 page on that service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits or such other successor reporter of such rates as may be selected by the Calculation Agent and acceptable to the Corporation).

                                   ARTICLE 2.
                            THE SERIES OF SECURITIES

   Section 2.1 Title of the Securities. There shall be a series of Securities designated the "Floating Rate Notes Due 2001" (the "Notes").

   Section 2.2 Limitation on Aggregate Principal Amount; Date of Notes. The aggregate principal amount of the Notes shall be limited to $250,000,000. Each Note shall be dated the date of its authentication.

   Section 2.3 Principal Payment Date. Subject to Section 2.4 hereof, the principal amount of the Notes Outstanding (together with any accrued and unpaid interest) shall be payable in a single installment on July 18, 2001.

   Section 2.4 Interest and Interest Rates.

   (A) Interest on the Notes shall be payable on the 18th day of each month (each such date, an "Interest Payment Date"), commencing on August 18, 2000, through the maturity date of July 18, 2001. Interest will accrue from the issue date of July 18, 2000 and will be paid to the Person in whose name such Note is registered in the Security Register at the close of business on the Regular Record Date for such interest installment. The interest so payable on any Note which is not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name such Note is registered in the Security Register at the close of business on a date ("Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such


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Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Senior Indenture. If any scheduled Interest Payment Date falls on a day that is not a Business Day, it will be postponed to the following Business Day. If the maturity date of the Notes falls on a day which is not a Business Day, the required payment of principal and/or interest shall be made on the following day which is a Business Day as if it were made on the date the payment was due. Interest will not accrue as a result of this delayed payment.

   (B) The Notes will bear interest for each monthly Interest Period at a per annum rate determined by the Calculation Agent, subject to the maximum interest rate permitted by California or other applicable state law, as such law may be modified by United States law of general application. The interest rate applicable during each monthly Interest Period will be equal to LIBOR on the Interest Determination Date for such Interest Period plus 0.03%; provided, however, that in certain circumstances described below in Section 2.4(C) of this Supplemental Indenture No. 2, the interest rate will be determined without reference to LIBOR. Promptly upon such determination, the Calculation Agent will notify the Trustee, if the Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon the beneficial owners and Holders of the Notes, the Corporation and the Trustee.

   (C) If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine the interest rate for the Notes as follows:

     (1) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on an Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Corporation) to provide a quotation of the rate (the "Rate Quotation") at which one month deposits in amounts of not less than $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m. on such Interest Determination Date, that are representative of single transactions at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, the interest rate will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent, plus 0.03%.

     (2) In the event no Reported Rate appears on Telerate Page 3750 as of approximately 11:00 a.m. London time on an Interest Determination Date and there are fewer than two Rate Quotations, the interest rate will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. New York City time on such Interest Determination Date, by three major


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          banks in New York City selected by the Calculation Agent (after consultation with the Corporation), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of one month for a period commencing on the second London Business Day immediately following such Interest Determination Date, plus 0.03%; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, the interest rate for the applicable Interest Period will be the same as the interest rate in effect for the immediately preceding Interest Period.

   (D) Upon the request of a Holder of the Notes, the Calculation Agent will provide to such Holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

   (E) Interest on the Notes will be calculated on the basis of the actual number of days for which interest is payable in the relevant Interest Period, divided by 360. All dollar amounts resulting from such calculation will be rounded, if necessary, to the nearest cent with one-half cent rounded upward.

   Section 2.5 Place of Payment. The Place of Payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Corporation in respect of the Notes and the Senior Indenture may be served shall be the Corporate Trust Office of the Trustee.

   Section 2.6 Exchange. At any time, the Corporation may cause the Notes to be distributed to Holders of the Notes in definitive certificated form upon prior notice to the Trustee.

   Section 2.7 Denomination. The Notes shall be in registered form without coupons and shall be issuable in denominations of $1,000 and integral multiples thereof.

   Section 2.8 Currency. Principal and interest and other amounts payable on the Notes shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt.

   Section 2.9 Form of Notes. The Notes shall be issuable in whole in the form of one or more Global Securities, and the Depositary for such Global Securities shall be The Depository Trust Company, New York, New York. The Notes shall be substantially in the form attached as Exhibit A hereto.

   Section 2.10 Securities Registrar and Paying Agent; Unclaimed Amounts. The Trustee shall initially serve as Security Registrar and Paying Agent. Any amount paid to the Trustee or any Paying Agent, or held in trust by the Corporation, for payments on any Note, that remains unclaimed at the end of two years after such amount is due will be repaid to the Corporation.

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   Section 2.11 No Redemption. The Notes may not be redeemed at any time prior to the principal payment date specified in Section 2.3 of this Supplemental Indenture No. 2.

   Section 2.12 No Defeasance or Covenant Defeasance. The Notes shall not be subject to Defeasance or Covenant Defeasance at the option of the Corporation pursuant to Article XIII of the Senior Indenture.

   Section 2.13 No Sinking Fund Obligations. The Corporation has no obligation to redeem or purchase any Notes pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

                                   ARTICLE 3.
                            MISCELLANEOUS PROVISIONS

   Section 3.1 The Senior Indenture, as supplemented and amended by this Supplemental Indenture No. 2, is in all respects hereby adopted, ratified and confirmed.

   Section 3.2 This Supplemental Indenture No. 2 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

   Section 3.3 Nothing in this Supplemental Indenture No. 2, express or implied, shall give to any Person, other than the parties hereto and their successors and assigns, and the Holders of the Notes, any benefit or legal or equitable right, remedy or claim under this Supplemental Indenture No. 2 or the Senior Indenture.

   Section 3.4 THIS SUPPLEMENTAL INDENTURE NO. 2 AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.


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   IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture No. 2 to be duly executed, as of the day and year first written above.

                                            EDISON INTERNATIONAL


                                       By:      Mary C. Simpson
                                            -----------------------------
                                            Name:  Mary C. Simpson
                                            Title: Assistant Treasurer



Attest:


Kenneth S. Stewart
--------------------
Kenneth S. Stewart
                                            THE BANK OF NEW YORK,
                                                 as Trustee


                                            By: Terence Rawlins
                                                -----------------------
                                                Terence Rawlins
                                                Assistant Vice President
                                                Authorized Signatory


Attest:  Keith Stewart
         -------------------
         Keith Stewart